MERCURY FINANCE COMPANY

     100 FIELD DRIVE, SUITE 340
     LAKE FOREST, ILLINOIS  60045                                   NEWS RELEASE
                                        CONTACT:

                                                  JAMES A. DOYLE
                                                  (847)295-8600
                                                       OR
     FOR IMMEDIATE RELEASE                   BRADLEY S. VALLEM
                                                  (847)295-8600


                       MERCURY FINANCE TO ACQUIRE FIDELITY

                           ACCEPTANCE FROM BANKBOSTON


3:30 p.m. (CST) January 10, 1997 - Lake Forest, Illinois - Mercury Finance Company (NYSE:MFN) announced today that it has signed a definitive agreement with BankBoston Corporation ("BKB") for the acquisition of BKB's consumer finance subsidiary, Fidelity Acceptance Corporation ("FAC"). The acquisition is expected to close in the first quarter of 1997 and is subject to the receipt of regulatory approvals.


The definitive agreement approved by the Boards of Directors of MFN and BKB calls for MFN to issue 32,708,333 common shares to BKB, based upon the closing share price of MFN common stock on January 7, 1997 which was $12.00 per share. The shares to be issued will represent approximately 16% of MFN's total outstanding common shares.


MFN's Chairman and CEO, John Brincat, stated: "The acquisition of FAC will reinforce MFN's position as one of the nation's leading consumer finance companies. Consistent with our selective acquisition strategy, this transaction presents a significant opportunity to accelerate the implementation of our branch growth strategy and to increase cross-selling opportunities, while affording certain potential consolidation opportunities. We expect that the acquisition will be accretive to earnings per share in 1997." Mr. Brincat also said, "We are proud to have BankBoston, one of the nation's leading banks, as our largest shareholder."


In connection with the transaction, MFN expects to refinance approximately $700 million of FAC debt. Salomon Brothers Inc., which is acting as financial advisor to MFN, has provided a financing commitment with respect to the debt to be refinanced.


MFN's Board of Directors approved, in connection with the acquisition, that MFN's previously authorized nine million share repurchase program be increased to 18 million shares. Mr. Brincat further stated: "Contemporaneously with the acquisition, we expect to initiate share repurchases to bring the debt-to-equity ratio of the combined companies more in line with industry norms."


MFN, established in 1983, is a diversified specialty consumer finance concern engaged in the business of purchasing individual installment sales finance contracts from automobile dealers and retail vendors, extending short term installment loans and offering credit cards to customers. MFN also underwrites and sells credit related insurance and other ancillary products. MFN has a diversified consumer finance portfolio with net finance receivables of over $1.2 billion, assets of over $1.6 billion and common equity of approximately $330 million at September 30, 1996. MFN has approximately 300 offices strategically located in 31 States nationwide.


FAC, established in 1928, is principally engaged in extending direct cash loans to non-prime borrowers secured by automobiles and also purchases sales finance contracts secured by automobiles from dealers. FAC has assets of over $1.0 billion, net finance receivables of approximately $962 million, and stockholders' equity of approximately $277 million at September 30, 1996. FAC has approximately 160 offices in 31 States and Guam. FAC was acquired by BKB in 1993 through its acquisition of Society for Savings Bancorp, Inc.


Management of MFN will be holding a conference call Monday, January 13 at 10:00 a.m. (CST) to discuss the acquisition. The number to dial is (847)413-2905.